Exhibit 10.48

ZORAN CORPORATION

Summary of Compensation Arrangements

with Named Executive Officers and Directors

OFFICERS

Set forth below is a description of the compensation arrangements for each of our executive officers.

		2005
Name	Title	Base Salary	Target Bonus

Gerzberg, Levy	President/CEO	$391,000	100%
Martino, Camillo	Chief Operating Officer	$287,500	87%
Schneider, Karl	Chief Financial Officer	$241,000	70%
Shenberg, Isaac	Senior VP, Business Development	$200,000	60%

The executive bonus is based upon both company and individual performance factors during the bonus period.  The percentage of bonus payout is based upon achievement of both company and individual goals and decided upon by the Board of Directors compensation committee.

DIRECTORS

The general Zoran Corporation Board of Directors compensation plan provides the following compensation components for service as board members, for participation at board meetings, and service on board committees:

•                  Annual retainer fee of $20,000 per Director

•                  Per meeting fee of $2,000 per Director

•                  Quarterly committee fee of $2,500 per chairperson of a board committee

•                  Quarterly committee fee of $1,500 per Director serving on a committee

•                  Initial stock option grants of 30,000 shares per Director on appointment

•                  Annual stock option grants of 15,000 shares per Director

The majority of the director stock option grants have been granted pursuant to Zoran’s 1995 Director’s Stock Option Plan.  The initial options grants become exercisable in installments of one-fourth (1/4) of the total number of shares on each of the first, second, third and fourth anniversaries of the date of grant.  The annual option grants become fully exercisable on the one year anniversary of the date of grant, subject to the directors continuous service.  Options granted have a term of ten (10) years.